EXHIBIT 99.1

June 29, 2018

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2018 AND ANNOUNCES FURTHER DEVELOPMENT OF PROPERTIES

MIDLAND, TX – 06/29/2018 – Mexco Energy Corporation (NYSE American: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission (“SEC”) for the fiscal year ended March 31, 2018.

The Company reported a net loss of $321,489 or ($0.16) per diluted share, for fiscal year 2018, a decrease from a net loss of $694,553, or ($0.34) per diluted share, for fiscal 2017.

Operating revenues in fiscal 2018 were $2,705,235, an increase of 7% when compared to fiscal 2017 operating revenues of $2,525,363. This is the result of a 18% increase in oil prices and a 17% increase in gas prices partially offset by an 11% decrease in gas production.

The Company reported a profit of $264,461 for the quarter ending March 31, 2018, the Company’s fourth quarter of fiscal 2018, compared to a loss of $3,454 from the comparable quarter of fiscal 2017. Operating revenues in the fourth quarter were $763,532 compared to $684,204 for the same quarter in fiscal 2017, an increase of 12%. This is primarily the result of increased oil and natural gas prices and a decrease in depreciation, depletion and amortization.

The Company’s estimated present value of proved reserves at March 31, 2018 was approximately $22 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item2 – Properties” of the Company’s Form 10-K, a decrease of 13% as compared to the same at March 31, 2017. The Company’s estimated proved oil reserves at March 31, 2018 decreased 44% to 1.197 million barrels of oil and natural gas liquids, and natural gas reserves decreased 18% to 5.487 billion cubic feet over the prior fiscal year. This reduction in reserves was due to sales of non-core properties and the restructuring of our plans for development of a non-producing leasehold interest in Martin County, Texas. For fiscal 2018, oil constituted approximately 57% of the Company’s total proved reserves and approximately 67% of the Company’s revenues.

After fiscal 2018, Mexco reduced its bank indebtedness to $500,000 as of June 30, 2018, resulting in a debt to equity ratio of 6%.

In addition to an indeterminate number of wells to be drilled by other operators on Mexco’s royalty interests, the Company currently expects to participate in the drilling and completion of approximately 50 horizontal wells, at an estimated aggregate cost of approximately $1,300,000 for the fiscal year ended March 31, 2019, of which approximately $141,000 has been expended to date. The operators of these wells include Concho Resources, Inc., Marathon Oil Company, Mewbourne Oil Company, XTO Energy, Inc. and others.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2018. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31, 2018	March 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$492,610	$73,451
Accounts receivable:
Oil and gas sales	395,991	381,414
Trade	436,249	13,744
Prepaid costs and expenses	47,583	36,325
Total current assets	1,372,433	504,934

Property and equipment, at cost
Oil and gas properties, using the full cost method	35,224,784	37,640,096
Other	107,484	107,484
Accumulated depreciation, depletion and amortization	(26,453,025)	(25,572,606)
Property and equipment, net	8,879,243	12,174,974

Other noncurrent assets	149,278	28,157
Total assets	$10,400,954	$12,708,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$446,815	$137,259
Total current liabilities	446,815	137,259

Long-term debt	700,000	2,900,000
Asset retirement obligations	852,553	968,484
Total liabilities	1,999,368	4,005,743

Commitments and contingencies

Stockholders’ equity
Preferred stock - $1.00 par value; 10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized; 2,104,266 shares issued and 2,037,266 shares outstanding as of March 31, 2018 and 2017, respectively	1,052,133	1,052,133
Additional paid-in capital	7,265,601	7,244,848
Retained earnings	429,853	751,342
Treasury stock, at cost (67,000 shares)	(346,001)	(346,001)
Total stockholders’ equity	8,401,586	8,702,322
Total liabilities and stockholders’ equity	$10,400,954	$12,708,065

Mexco Energy Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended March 31,

	2018	2017
Operating revenues:
Oil and gas	$2,650,232	$2,337,222
Other	55,003	188,141
Total operating revenues	2,705,235	2,525,363

Operating expenses:
Production	1,070,447	878,458
Accretion of asset retirement obligation	31,460	35,743
Depreciation, depletion and amortization	880,419	1,177,422
General and administrative	955,147	976,392
Total operating expenses	2,937,473	3,068,015

Operating loss	(232,238)	(542,652)

Other income (expenses):
Interest income	286	225
Interest expense	(89,537)	(152,126)
Net other (expense) income	(89,251)	(151,901)

Loss before provision for income taxes	(321,489)	(694,553)

Income tax	-	-

Net loss	$(321,489)	$(694,553)

Loss per common share:
Basic:	$(0.16)	$(0.34)
Diluted:	$(0.16)	$(0.34)

Weighted average common shares outstanding:
Basic:	2,037,266	2,037,266
Diluted:	2,037,266	2,037,266